Exhibit 99.1

Media Contact:

Katie Curnutte, Zillow

206-757-2701 or press@zillow.com

Zillow Group Announces Sale of Market Leader

to the Perseus Division of Constellation Software

SEATTLE - September 3, 2015 - Zillow Group (NASDAQ: Z and ZG), which houses a portfolio of the largest and most vibrant real estate and home-related brands on mobile and Web, today announced the pending sale of Market Leader to the Perseus Division of Constellation Software, Inc., an international provider of market-leading software and services, for $23 million USD. The sale is expected to close early in the fourth quarter.

“Market Leader provides the real estate industry’s leading customer relationship management system and is an important tool for tens of thousands of agents and brokers,” said Kathleen Philips, Zillow Group chief financial officer. “Since we closed our acquisition of Trulia, we’ve been assessing how Market Leader would fit with our broader business strategy, and we felt that Market Leader’s customers and employees would be best served by a company with deep roots in delivering enterprise software, and by a company for whom Market Leader would be a core offering. We chose Constellation as the buyer because they are excited about investing in Market Leader products, supporting Market Leader customers, and continuing to work with Market Leader employees. We will continue to partner with Market Leader through Zillow Tech Connect, which sends Premier Agents’ leads into any CRM of their choosing.”

“Market Leader has a proven history of delivering excellent tools and services and comes with a great team of people behind the product,” said Dexter Salna, president of Perseus. “We see an incredible opportunity to take the solid foundation that already exists to invest and grow Market Leader’s products, services and employees.”

Market Leader became part of Zillow Group through Zillow Group’s acquisition of Trulia®, which closed in February 2015. The company is based in Bellevue, Wash., and has 102 employees. The other lead generation businesses housed within Market Leader are being sold as well, including Market Leader Leads Direct and HouseValues.com.

Zillow Group

Zillow Group (NASDAQ: Z and ZG) houses a portfolio of the largest real estate and home-related brands on the Web and mobile. The company’s brands focus on all stages of the home lifecycle: renting, buying, selling, financing and home improvement. Zillow Group is committed to empowering consumers with unparalleled data, inspiration and knowledge around homes, and connecting them with the right local professionals to help. The Zillow Group portfolio of consumer brands includes real estate and rental marketplaces Zillow®, Trulia®, StreetEasy® and HotPads®. In addition, Zillow Group works with tens of thousands of real estate agents, lenders and rental professionals, helping maximize business opportunities and connect to millions of consumers. The company operates a number of business brands for real estate, rental and mortgage professionals, including Postlets®, Mortech®, Diverse Solutions®, Market Leader®, dotloop® and Retsly™. The company is headquartered in Seattle.

Zillow, Postlets, Mortech, Diverse Solutions, StreetEasy, and HotPads are registered trademarks of Zillow, Inc. Retsly is a trademark of Zillow, Inc. Trulia is a registered mark of Trulia, Inc., dotloop is a registered trademark of dotloop, Inc.

Perseus Division

The Perseus Division is a provider of software solutions to a number of vertical markets. As an Operating Group of Constellation Software Inc., Perseus acquires, manages, and builds software businesses which provide specialized, mission-critical software solutions. Perseus companies seek to become leaders in their markets by improving their operations, growing through organic initiatives, and seeking acquisitions that can strengthen their market position.